Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (this “Agreement”) is entered into by and between Midstates Petroleum Company, Inc., a Delaware corporation, on behalf of itself and its predecessors, successors, parents, subsidiaries, and affiliates (including, without limitation, Midstates Petroleum Company LLC (a Delaware limited liability company), Midstates Incentive Holdings, LLC, FR Midstates Interholding, LP, FR Midstates Cayman Holdings, and FR XII Alternative GP, LLC) and each of its and their respective directors, partners, owners, members, shareholders, officers, managers, trustees, fiduciaries, joint ventures, employees, representatives, agents or insurers, whether current and former (collectively, the “Company”), and Mark E. Eck (“Eck” or “Executive”). The Company and Eck are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Eck and the Company are parties to that certain Employment Agreement dated as of December 29, 2014, which is incorporated herein by this reference (the “Employment Agreement”);

WHEREAS, Eck and the Company have mutually agreed to end Eck’s employment with the Company on the terms and conditions set forth herein effective as of the Separation Date (as defined below);

WHEREAS, the Parties wish for Eck to receive certain separation pay from the Company, which separation pay is conditioned upon Eck’s entry into this Agreement and compliance with his obligations hereunder; and

WHEREAS, the Parties wish to resolve any and all claims that Eck had, now has, or may hereafter have against the Company including, without limitation, any claims that Eck had, now has, or may in the future have arising from or relating to his employment, or the end of his employment, with the Company.

NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.                                      Separation from Employment.  The Parties acknowledge and agree that the last day of Eck’s employment with the Company shall be January 4, 2016 (the “Separation Date”) and that, as of the Separation Date, Eck will no longer be an employee of the Company.  The Parties further acknowledge and agree that, as of the Separation Date, Eck shall have resigned as an officer of the Company and any of its affiliates.

2.                                      Separation Payments.  If Eck executes this Agreement within 21 days after first receiving it and returns his signed copy of this Agreement to the Company so that it is received by Kim Harding, 321 South Boston, Suite 1000, Tulsa, Oklahoma 74103, or via email to kim.harding@midstatespetroleum.com, on or before the 21st day after he first received it, then provided that Eck satisfies the other terms and conditions set forth in this Agreement, the Company will:

(a)                                 Pay Eck an amount equivalent to his accrued 2015 bonus (the “2015 STIP Payment”), to be paid in such amount and at such time, ( which shall be no earlier than January 1,

2016 but no later than March 14, 2016), as the Company’s Board of Directors determines but shall be no less than Eck’s current base salary multiplied by his 2015 target incentive percentage multiplied by the corporate bonus percentage award as approved by the Company’s Board of Directors pursuant to the terms and conditions of the Company’s 2015 Short-Term Incentive Plan (the “STIP”), (provided, however, that Eck will not be required to be employed on the date of payment), which payment shall serve as full satisfaction of the Accrued Incentives under the Employment Agreement;

(b)                                 Release and waive any claim to recoup Eck’s retention bonus paid upon 12/31/14 and 6/30/15;

(c)                                  Amend the Restricted Area as defined in the Employment Agreement to be contained and limited to the Oklahoma counties of Major, Woods and Alfalfa for purposes of Section 8 of the Employment Agreement; and

(d)                                 Pay Eck in a lump sum the equivalent amount of the anticipated cost of six (6) months of COBRA payments (grossed up for tax purposes) for the Executive electing to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and Section 4980B of the Internal Revenue Code of 1986 (“COBRA Equivalent Payment”). The costs for same shall be borne solely by the Executive.  The Parties agree that the COBRA Equivalent Payment is an estimate based upon the Parties good-faith understanding and anticipated costs to be incurred for such benefit, but to the extent that the actual costs exceed the COBRA Equivalent Payment the Executive alone shall bear such excess costs and releases the Company of and from any claims related thereto. The COBRA Equivalent Payment will be paid in a lump sum on the Company’s first 2016 semi-monthly pay date. The COBRA Equivalent Payment, together with the Accrued Incentives (including the 2015 STIP Payment) are referred to collectively as the “Severance Payments”.

3.                                      Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations.  In entering into this Agreement, Eck expressly acknowledges and agrees that Eck has received all leaves (paid and unpaid) to which Eck was entitled during Eck’s employment and, except for any unpaid Accrued Obligations (as defined in the Employment Agreement), as of the date that Eck executes this Agreement, Eck has received all wages and been paid all sums that Eck is owed by the Company and its affiliates.  Eck further acknowledges and agrees that, with the exception of any amounts owed to him pursuant to this Agreement, he has no entitlement to any further sums from the Company or its affiliates, including, but not limited to, amounts due for any awards under the LTIP, or any other payments.  This Agreement extinguishes all rights, if any, that Eck may have, contractual or otherwise, relating to or arising out of the Employment Agreement, the STIP, and the LTIP and Eck acknowledges that, in entering this Agreement, all of the Company’s obligations thereunder are deemed satisfied in full.

4.                                      Affirmation of Confidentiality, Non-Competition and Non-Solicitation Covenants.  Eck acknowledges and agrees that in connection with his employment with the Company, he has obtained Confidential Information (as defined in the Employment Agreement) and that he has continuing obligations to the Company pursuant to Sections 7 and 8 of the Employment Agreement (as amended by this Agreement).  In entering into this Agreement, Eck acknowledges the continued effectiveness and enforceability of Sections 7 and 8 of the Employment Agreement

(as amended by this Agreement) and expressly reaffirms his commitment to abide by such provisions of the Employment Agreement. For the avoidance of doubt, Eck expressly acknowledged and agrees that his continued compliance with Sections 7 and 8 of the Employment Agreement (as amended by this Agreement) is a condition precedent to his receipt of the Severance Payments and any portion thereof.

5.                                      Release of Liability for Claims.

(a)                                 For good and valuable consideration, including Eck’s receipt of the consideration set forth in Section 2 above, Eck hereby forever releases, discharges and acquits the Company, its affiliates, and their respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, predecessors, successors and representatives, in their personal and representative capacities as well as all employee benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and Eck hereby waives, any and all claims, damages, or causes of action of any kind related to Eck’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Eck executes this Agreement, whether known or unknown, including, without limitation, (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination law or anti-retaliation law, including the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended and the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (C) the Immigration Reform Control Act, as amended; (D) the National Labor Relations Act, as amended; (E) the Occupational Safety and Health Act, as amended; (ix) the Family and Medical Leave Act of 1993; (F) any federal, state or local wage and hour law; (G) any other local, state or federal law, regulation or ordinance; or (H) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Released Claim; (iii) any and all rights, benefits or claims Eck may have under any employment contract (including without limitation the Employment Agreement), incentive compensation plan or equity-based plan with any Company Party (including without limitation the STIP and LTIP) or to any ownership interest in any Company Party; and (iv) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”).  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)                                 In no event shall the Released Claims include any claim which arises after the date that Eck signs this Agreement or any claim to vested benefits under an employee benefit plan that is subject to ERISA.  Further notwithstanding this release of liability, nothing in this Agreement prevents Eck from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Eck understands and agrees that Eck is waiving any and all rights to recover any monetary or personal relief or recover as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions.

6.                                      Representation About Claims.  Eck represents and warrants that as of the date on which Eck signs this Agreement, he has not filed any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the date on which Eck signs this Agreement.  Eck further represents and warrants that he has made no assignment, sale, delivery, transfer or conveyance of any rights Eck has asserted or may have against any of the Company Parties with respect to any Released Claim.

7.                                      Applicable Law.  This Agreement is entered into under, and shall be governed for all purposes by, the internal laws of the State of Oklahoma without reference to the principles of conflicts of law thereof that would result in the application of the laws of another jurisdiction.

8.                                      Counterparts.  This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.                                      Amendment; Entire Agreement.  This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged.  This Agreement (and those other documents referenced herein) constitute the entire agreement of the Parties with regard to the subject matters hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, between Eck and any Company Party with regard to the subject matters hereof.

10.                               Third-Party Beneficiaries.  Eck expressly acknowledges and agrees that each Company Party that is not a signatory to this Agreement shall be a third-party beneficiary of Eck’s obligations hereunder and entitled to enforce the provisions hereof as if it was a party hereto.

11.                               Severability.  Any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be modified to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

12.                               Eck’s Representations.  By executing and delivering this Agreement, Eck expressly acknowledges and represents that:

(a)                                 He has carefully read this Agreement;

(b)                                 He has had sufficient time to consider this Agreement and has voluntarily waived any consideration period set forth in Section 4(f) of the Employment Agreement that is longer than the 21-day period set forth herein;

(c)                                  He has been and hereby is advised in writing to discuss this Agreement with an attorney of his choice and he has had adequate opportunity to do so prior to executing this Agreement;

(d)                                 He fully understands the final and binding effect of this Agreement; the only promises made to sign this Agreement are those stated herein; and he is signing this Agreement knowingly, voluntarily and of his own free will, and he understands and agrees to each of the terms of this Agreement;

(e)                                  He is receiving consideration to which he was not otherwise entitled but for his entry into this Agreement;

(f)                                   The only matters relied upon by him and causing him to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(g)                                  No Company Party has provided any tax or legal advice regarding this Agreement and he has had the opportunity to receive sufficient tax advice from advisors of his own choosing such that he enters into this Agreement with full understanding of the tax and legal implications thereof.

13.                               Additional Acknowledgments; Revocation Right.  Eck understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Eck understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date that he executes this Agreement. Eck further understands and acknowledges that he has seven days following his execution of this Agreement to revoke the release of claims set forth in Section 5 above, which he may do by providing written notice of revocation to the Company so that it is received by Kim Harding, 321 South Boston, Suite 1000, Tulsa, Oklahoma 74103, kim.harding@midstatespetroleum.com, no later than seven days following the date that Eck executes this Agreement.  If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Section 5 above will be of no force or effect, no consideration shall be provided pursuant to Section 2 and the remainder of this Agreement (other than Section 2 and Section 5 above) shall survive and remain in full force and effect.  This Agreement shall not be effective until after the revocation period has expired; and nothing in this Agreement prevents or precludes Eck from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by law.  In the event Eck signs this Agreement and returns it to Company in less than the 21-day period following the Separation Date that he has to sign this Agreement, Eck hereby acknowledges that he has freely and voluntarily chosen to waive the complete time period allotted for considering this Agreement.

14.                               Withholding of Taxes and Other Deductions.  The Company may withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

15.                               Mutual Non-Disparagement.  Eck acknowledges and agrees that he is bound by the covenants set forth in Section 9 of the Employment Agreement and, accordingly, Eck reaffirms that he will not intentionally make, or intentionally cause any other Person (as defined in the Employment Agreement) to make, any public statement that is intended to criticize or disparage the Company, any of its affiliates, or any of their respective officers, managers or directors. The Company acknowledges and agrees that it is bound by the covenants set forth in Section 9 of the Employment Agreement and, according, the Company reaffirms that it will use commercially reasonable efforts to cause its officers and members of its Board of Directors not to intentionally make, or intentionally cause any other Person to make, any public statement that is intended to criticize or disparage Eck. This Section 15 shall not be construed to prohibit any person from responding publicly to incorrect statements or from making truthful statements when required by law, subpoena, court order, or the like.

16.                               Return of Company Property.  Eck represents and warrants that he has returned to the Company all property belonging to the Company or any other Company Party, including without limitation all computer files, electronically stored information and other materials provided to him by the Company or any other Company Party in the course of his employment and Eck further represents and warrants that he has not maintained a copy of any such materials in any form.

17.                               Section 409A. The payments under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other interpretive guidance thereunder (collectively, “Section 409A”) under the short-term deferral and/or separation pay plan exceptions.  The Parties agree that this Agreement shall be administered in a manner consistent with such intent.  For purposes of Section 409A, all payments under this Agreement shall be considered separate payments.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Eck on account of non-compliance with Section 409A.

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Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Eck has executed this Agreement as of the dates set forth below, effective for all purposes as provided above.

Mark E. Eck

By:	/s/ Mark E. Eck
Mark E. Eck

Date:	December 10, 2015

MIDSTATES PETROLEUM COMPANY, INC.

By:	/s/ Scott C. Weatherholt
Scott C. Weatherholt
Vice President — General Counsel &
Corporate Secretary

Date:	December 10, 2015

SIGNATURE PAGE TO

SEPARATION AGREEMENT AND

GENERAL RELEASE OF CLAIMS

MARK E. ECK